Exhibit 10.1
April 27, 2022

Christine Stunyo
[Address]

Dear Christine,
We are pleased to provide written confirmation of our offer of employment with Ingevity Corporation (“Ingevity”) as Senior Vice President, Chief Human Resources Officer reporting to me based at our global headquarters in North Charleston, South Carolina, effective on a mutually agreeable 2022 date.
Your compensation for this position will be $33,333.33 monthly ($400,000.00 annually), paid on the last working day of each month. In addition to your base salary, you will be eligible to participate in the following company plans and programs:
•Annual Short - Term Incentive Plan: Your annual incentive target for this position will be 60% of your base salary beginning with the 2022 plan year. Your target for this position will be prorated based on your start date for the 2022 plan year and will be paid in 2023, subject to satisfactory performance against objectives associated with the plan in which you participate. The Ingevity Short-Term Incentive Plan is funded primarily by Ingevity financial performance. 80% of your payout is based on the company’s financial performance against preestablished goals and 20% is based on your individual performance. Total payout may range from 0% to 200%.
•Long-Term Incentive Program: You will be eligible to participate in Ingevity’s performance based Long-Term Incentive Program, beginning with awards granted in 2023, with a target level of 100% of your base salary for your total target award opportunity under the 2023 Long-Term Incentive Program. Awards under this program are not automatic and are based on job performance, anticipated future contributions, and other factors. Awards are at the sole discretion of the Leadership Development and Compensation Committee of the Board of Directors.
◦The type and mix of Long-Term Incentive Program Awards are subject to change, as determined by the Leadership Development and Compensation Committee. By way of illustration only, equity awards granted in 2022 under the company’s Long-Term Incentive Program generally consisted of:
▪25% Service-based restricted stock units (RSUs) with 3-year ratable vesting
▪50% Performance-based restricted stock units (PSUs) with 3-year cliff vesting
•PSUs may vest between 0% and 200% based on the company’s financial attainment against pre-established metrics over the 3-year performance period
▪25% Non-qualified stock options with 3-year ratable vesting
•Sign-on Bonus: You will receive a one-time sign on bonus in the amount of $173,000 to compensate you for the loss of your prorated annual incentive payout and 401K match from your current employer.
•Equity Award: Additionally, you will receive a one-time equity grant of RSUs in the amount of $532,232 on the first trading day coincident with your start date. This equity award will make-up for the forfeitures of unvested equity under your current employer’s plan. The RSUs will vest ratably over a 3-year period on the anniversary date of the grant.
•Deferred Compensation Plan: You will be eligible to participate in the Deferred Compensation Plan in 2022. This nonqualified plan allows you to defer compensation on an income tax-deferred basis. Under the Deferred Compensation Plan, you generally may defer up to 80% of your base salary and your annual incentive compensation. The plan also has a 401k restoration component which will allow to defer compensation in excess of the IRS 401k limits. You will receive information regarding this plan during the open enrollment window on November 2022.
•Severance and Change of Control Agreement: You will be entitled to severance protections in accordance with, and subject to the terms and conditions of, the Severance and Change of Control Agreement enclosed herewith.

Ingevity offers a robust array of benefits, which are summarized below:

Exhibit 10.1
•Health and Welfare Benefit Plans: You will be eligible to participate in Ingevity medical, dental, vision and life insurance plans, as well as other welfare plans. Coverage under these plans becomes effective on your start date. Highlights of the plans will be provided in your "Ingevity Contingent Offer of Employment" email. You will receive more information about enrollment in these plans and the benefits provided under these plans during new-hire orientation.
•Savings Plan: You will be eligible to participate in Ingevity’s Retirement Savings Plan, which is a 401(k) plan that allows you to make contributions of your pay on a pre-tax, Roth and after-tax basis. The plan generally also provides for a company match of up to 6% and a 3% automatic company contribution. Your contributions and any company match are 100% vested immediately, while any automatic contribution is 100% vested after 3 years. You will receive more information about enrollment in the Savings Plan during new hire orientation.
•Vacation: You will be eligible for vacation benefits beginning on your start date. Initial vacation eligibility is determined by your prior full-time work experience and increases over time according to the Ingevity Vacation Policy. Based on your previous years of professional experience, you are eligible for 4 weeks. In your first year of employment vacation time is prorated from your start date. Vacation time in subsequent years will be earned in accordance with the required years of service as stated in Ingevity’s Vacation Policy.
•Relocation: To assist with your relocation, Ingevity is also pleased to extend to you, relocation assistance covering a variety of relocation costs as outlined in the Relocation Program included as an attachment in your Contingent Offer of Employment email. This program fully outlines obligations and benefits to which you will be entitled, as well as your obligations throughout the relocation process.
The above stated plans or programs are reviewed periodically, and may be amended based on company goals, business needs and legal requirements.
Compliance with Section 409A
It is intended that the provisions of this letter agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and all arrangements set forth herein shall be construed, interpreted and implemented in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A; provided, however, that the tax treatment of benefits under this letter agreement is not warranted or guaranteed.
For purposes of any payments to be made upon your termination of employment, such term will mean your “separation from service” as defined under Section 409A. In the event that any payments under this letter agreement constitute “deferred compensation” subject to Section 409A and you are a “specified employee” as defined under Section 409A, no such payments will be made until six (6) months following your termination of employment, or if earlier, the date of your death. Any such payments that are delayed will be paid six (6) months following your termination, or, if earlier, the date of your death.
Eligibility / Employment At Will
As with all new employees, the above stated offer is contingent upon successful post-offer drug testing results along with satisfactory background/reference checks. Additionally, Ingevity is required to verify the identification and eligibility of new employees to work in the United States. On your first day of employment, please bring appropriate documentation regarding eligibility for employment. The verification form, detailing required documents, will be enclosed in your “Welcome to Ingevity” email.
All employment at Ingevity, contingent or otherwise, is at-will. All policies, manuals or similar documents are meant to be an explanation of policies or programs and do not change the terms of your at-will employment. Either you or Ingevity may terminate your employment at any time.
Other Ingevity Policies
As Senior Vice President, Chief Human Resources Officer, you will be subject to Ingevity’s Stock Ownership Guidelines, as in effect from time to time. Currently, the Stock Ownership Guidelines require that you achieve stock ownership at a level equal to two times your base salary, and that you to retain 50 percent of the net shares received under Long-Term Incentive Plan awards until that stock ownership level is met.

Exhibit 10.1
Any compensation paid to you shall be subject to recoupment pursuant to the terms of any recoupment policy the company may adopt and as such policy may be from time to time amended.
More information about Ingevity’s stock ownership guidelines, recoupment policy and other applicable company policies (including Ingevity’s Insider Trading Policy and Code of Conduct) will be reviewed upon acceptance of this offer.
Christine, if the terms of this offer are acceptable, please indicate your agreement by signing, dating and returning this offer letter and the enclosed Severance and Change of Control Agreement to me by May 4, 2022.

Best,

/s/ John C. Fortson

John C. Fortson
President and Chief Executive Officer

ACCEPTED AND AGREED:
/s/ Christine Stunyo________
Name: Christine Stunyo
Date: May 1, 2022